EXHIBIT (d)(1)

IBIO, INC.

STOCK OPTION AWARD AGREEMENT

UNDER THE 2018 OMNIBUS EQUITY INCENTIVE PLAN

Pursuant to this Stock Option Award Agreement (this “Agreement”) under the iBio, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”) and the related Stock Option Grant Notice (the “Grant Notice”) to which this Agreement is attached, iBio, Inc., a Delaware corporation (the “Company”), has granted the Optionee identified in the Grant Notice an Option to purchase the number of Shares of Stock indicated in the Grant Notice at the Exercise Price indicated in the Grant Notice.

This Option is granted in connection with and in furtherance of the Plan, which is a compensatory benefit plan for the Company’s Employees (including officers), Non-Employee Directors and Consultants. All capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan or the Grant Notice.

The details of the Option are as follows:

1.            Grant of Option. Subject to the terms of this Agreement and the Plan, the Company grants to Optionee the right and option to purchase from the Company all or any part of the aggregate number of shares of Stock specified in the Grant Notice (“Option”).

2.            Exercise Price. The exercise price under this Agreement is the exercise price per share of Stock specified in the Grant Notice, as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.

3.            Vesting.  Subject to the limitations contained herein, the Option will vest as set forth in the Grant Notice, provided that vesting will cease upon the termination of Optionee’s continuous employment (or in the case of a Non-Employee Director, continuous service).

4.            Method of Payment.  This Option may be exercised in whole or in part at any time after it vests by delivery of a written notice of exercise (the form of which shall be prescribed by the Company) and payment of the exercise price.  The exercise price may be paid in cash, or shares of Stock held for longer than six (6) months (through actual tender or by attestation), or such other method permitted by the Board of Directors (including broker-assisted “cashless exercise” arrangements) and communicated to the Optionee before the date the Optionee exercises the Option.

5.            Whole Shares. The Option may only be exercised for whole Shares.

6.            Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, the Option may not be exercised unless the Shares issuable upon exercise of the Option are then registered under the Securities Act of 1933 or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act of 1933.

7.            Term.  The term of the Option commences on the Date of Grant and expires upon the earliest of:

(a) the Expiration Date indicated in the Grant Notice;

(b) ten (10) years from the Date of Grant;

(c) twelve (12) months after the termination of Optionee’s continuous status as an Employee or a Non-Employee Director due to death or Disability; or

(d) immediately upon the termination of the Optionee’s continuous status as an Employee or a Non-Employee Director for any other reason.

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6.            Exercise.

(a)          By exercising the Option, Optionee agrees that as a condition to any exercise of Option, and in accordance with Section 11 of the Plan, the Company may require satisfaction of any federal, state, and local tax withholding requirements on any Award under the Plan by: (1) directing the Company to withhold shares of Stock to which the Optionee is entitled pursuant to the Award in an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Optionee; (2) tendering previously-owned shares of Stock held by the Optionee for six (6) months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Optionee; (3) a broker-assisted “cashless” transaction; or (4) personal check or other cash equivalent acceptable to the Company.

(b)          By exercising the Option, Optionee will notify the Company in writing within 15 days after the date of any disqualifying disposition of any of the Shares issued upon exercise of an Incentive Stock Option that occurs within two (2) years after the date of Option grant or within one year after such Shares are issued upon exercise of Option.

7.            Nontransferability.  The Options granted by this Agreement shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided by the Committee pursuant to the Plan.

8.            Notices.  Any notices provided for in the Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company, upon delivery by electronic mail, fax or other electronic transmission, addressed to the Optionee’s last known address.

9.            Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Board of Directors shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board of Directors with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

10.          Amendment.  Except as otherwise provided in the Plan, this Agreement may be amended only by a written agreement executed by the Company and the Optionee.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Board of Directors.

11.          Clawback.  Pursuant to the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company.  By accepting this Award, Optionee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

12.          Adjustments.  The number of shares of Stock issued to Optionee pursuant to this Agreement shall be adjusted by the Board of Directors pursuant to Section 14.4 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

13.          No Right to Continued Employment (or Service).  This Agreement shall not be construed to confer upon the Optionee any right to continue employment (or service) with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Optionee’s employment (or service) at any time.

14.          No Shareholders Rights.  The Optionee will have no voting rights or any other rights as a shareholder of the Company with respect to the Option until the Company issues the stock certificates representing the shares of Stock underlying the Option.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Award Agreement as of the_____ day of _________________, _______.

COMPANY:	OPTIONEE:

IBIO, INC.,
a Delaware corporation

By:
NAME

Date signed:	Date signed:

The Optionee whose signature appears above:

(a)          Acknowledges receipt of the foregoing Option and understands that all rights and liabilities with respect to this Option are set forth in the Stock Option Award Agreement, related Stock Option Grant Notice and the Plan; and

(b)          Acknowledges that as of the Date of Grant of this Option, the Option sets forth the entire understanding between the Optionee and the Company and its Affiliates regarding the acquisition of Shares in the Company and supersedes all prior oral and written agreements on that subject with respect to the subject matter described herein.

NONE _________________

(Initial)

OTHER

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